EXHIBIT 10.4

Restricted Stock Grant Agreement under
the Orthofix International N.V.
Amended and Restated 2004 Long-Term Incentive Plan

This Restricted Stock Grant Agreement (the “Agreement”) is made this _____ day of __________ (the “Grant Date”) between Orthofix International N.V., a Netherlands Antilles company (the “Company”), and the person signing this Agreement adjacent to the caption “Award Recipient” on the signature page hereof (the “Award Recipient”).  Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Orthofix International N.V. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”).

WHEREAS, pursuant to the Plan, the Company desires to afford the Award Recipient the opportunity to acquire Common Shares on the terms and conditions set forth herein;

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.           Grant of Restricted Stock.

(a)           Number of Shares/Vesting.  The Company hereby grants to the Award Recipient, on the Grant Date, an Award of _____ Common Shares under the Plan subject to the vesting schedule and terms and conditions set forth below (the “Restricted Stock”).

Subject to earlier termination in accordance with the Plan or this Agreement and the terms and conditions herein, Restricted Stock granted under this Agreement shall vest with respect to 33 1/3% of the shares covered hereby on each of the first, second and third anniversaries of the Grant Date (each, a “Vesting Date”); provided, however, that there shall be no proportionate or partial vesting in the periods prior to each Vesting Date.

(b)           Additional Documents.  The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement.

(c)           Issuance of Restricted Stock; Dividend and Distribution Rights.  Upon the vesting of any Restricted Stock pursuant to the terms hereof, the restrictions of Sections 1 and 3 shall lapse with respect to such vested Restricted Stock.  As soon as practicable following the vesting of any Restricted Stock, the Company shall, in its sole discretion, either: (i) deliver or cause to be delivered to the Award Recipient (or a Permitted Transferee, a transferee under a domestic relations order, or following the Award Recipient's death, the Award Recipient's estate, personal representative or beneficiary, as applicable) one or more share certificates for the appropriate number of Common Shares that have vested (less any Common Shares withheld under Section 7 below), or (ii) cause its third-party recordkeeper to credit an account established and maintained in the name of the Award Recipient (or a Permitted Transferee, a transferee under a domestic relations order, or following the Award Recipient's death, the Award Recipient's estate, personal representative or beneficiary, as applicable) with the number of Common Shares that have vested (less any Common Shares withheld under Section 7 below); provided, however, that an actual share certificate shall be delivered if requested by the Award Recipient (or a Permitted Transferee, a transferee under a domestic relations order, or following the Award Recipient's death, the Award Recipient's estate, personal representative or beneficiary, as applicable). Such Common Shares shall be fully paid and nonassessable and shall be issued in the name of the Award Recipient (or a Permitted Transferee, a transferee under a domestic relations order, or following the Award Recipient's death, the Award Recipient's estate, personal representative or beneficiary, as applicable).

2.           Incorporation of Plan. The Award Recipient acknowledges receipt of the Plan, a copy of which is annexed hereto, and represents that he or she is familiar with its terms and provisions and hereby accepts this grant of Restricted Stock subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. The Plan is incorporated herein by reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

3.           Restrictions on Transfer.  Unless the Committee determines otherwise after the Grant Date, the Restricted Stock shall not be transferable other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; provided, however, the Restricted Stock may be transferred to the Award Recipient’s family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members (collectively, the “Permitted Transferees”). Any Restricted Stock transferred to a Permitted Transferee shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Award Recipient. The Committee may in its discretion permit transfers of Restricted Stock other than those contemplated by this Section.  Any Restricted Stock transferred pursuant to this Section 3 will remain subject to the provisions contained in Section 1(a), this Section 3 and Section 5.

4.           Notification of Election Under Section 83(b) of the Code.  If the Award Recipient shall, in connection with the grant of Restricted Stock under this Agreement, make the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code), then the Award Recipient must make such election using a form provided by the Company and shall promptly request such form from the Company.  The election must be received by the Internal Revenue Service within 30 calendar days following the Grant Date.  The Award Recipient shall also provide the Company with a copy of such election within 10 calendar days of filing a notice of election with the Internal Revenue Service and shall, at the same time as such notice of election is provided to the Company, remit to the Company in cash an amount sufficient to satisfy any tax withholding obligations.

5.           Termination of Employment.

(a)           General. A termination of employment shall be deemed to have occurred if the Award Recipient is no longer employed by, or otherwise providing services to, the Company or any of its Subsidiaries for any reason. The Committee shall have discretion to determine whether an authorized leave of absence (as a result of disability or otherwise) shall constitute a termination of employment for purposes of the Plan and this Agreement.

(b)           Termination of Employment Other than for Cause, Death, Permanent Disability or Voluntary Termination – No Award Recipient Employment Agreement.  If, prior to vesting, the Award Recipient's employment is terminated or the Award Recipient retires in accordance with the Company’s retirement policies, the Restricted Stock shall be considered vested as of the date of such termination of employment with respect to the aggregate number of Common Shares as to which the Restricted Stock would have been vested as of December 31 of the year in which such termination of employment occurs. The unvested portion of the Restricted Stock shall be forfeited by the Award Recipient, a Permitted Transferee, or a transferee under a domestic relations order, as applicable, and cancelled by the Company as of the date of the Award Recipient’s termination of employment, and the Award Recipient shall have no further right or interest therein.  This Section 5(b) only applies if the Award Recipient does not have an Employment Agreement.  In no event shall this Section 5(b) apply if termination is (i) for Cause, (ii) by reason of death or Permanent Disability or (iii) as a result of a Voluntary Termination.

(c)           Termination of Employment Other than for Cause, Death, Permanent Disability or Voluntary Termination – Award Recipient has Employment Agreement. Notwithstanding Section 5(b) above, in the event the Award Recipient has an Employment Agreement and, prior to vesting, the Award Recipient's employment is terminated or the Award Recipient retires in accordance with the Company’s retirement policies, then the Restricted Stock shall be considered vested as of the date of such termination of employment.  For the avoidance of doubt, a resignation by the Award Recipient for “good reason” or words of similar meaning under any Employment Agreement shall constitute a termination subject to the terms and provisions of this Section 5(c) and upon such event the Restricted Stock shall be considered vested as of the date of such termination of employment.  In no event shall this Section apply if termination is (i) for Cause, (ii) by reason of death or Permanent Disability or (iii) as a result of a Voluntary Termination.

(d)           Termination of Employment for Cause; Voluntary Termination.  If, prior to vesting, (i) the Award Recipient's employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries for Cause, or (ii) the Award Recipient terminates employment under circumstances constituting a Voluntary Termination, the unvested portion of the Restricted Stock shall be forfeited by the Award Recipient, a Permitted Transferee, or a transferee under a domestic relations order, as applicable, and cancelled by the Company as of the date of the Award Recipient’s termination of employment, and the Award Recipient, Permitted Transferee, or transferee under a domestic relations order, as applicable, shall have no further right or interest therein unless the Committee in its sole discretion shall determine otherwise.

(e)           Termination of Employment for Death or Permanent Disability. If the Award Recipient's employment with the Company and its Subsidiaries terminates by reason of death or Permanent Disability, the Restricted Stock shall automatically vest in full as of the date of the Award Recipient’s termination of employment.

(f)           Effect of Employment Agreements Generally.  Terms of an Employment Agreement expressly defining whether and in what manner (including upon termination of employment) the unvested portion of any Restricted Stock shall vest, be exerciseable or be cancelled shall control over the terms of this Agreement.

6           Change in Control. Upon the occurrence of a Change in Control, the Restricted Stock shall automatically vest in full.

7.           Withholding.  The Award Recipient (or a Permitted Transferee, a transferee under a domestic relations order, or following the Award Recipient’s death, the Award Recipient’s estate, personal representative, or beneficiary, as applicable) shall be liable for any and all U.S. federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of Restricted Stock, as well as for any and all applicable withholding tax requirements of any other country or jurisdiction.  When the Restricted Stock vests, the Company may, in its discretion, permit or require the Award Recipient (or a Permitted Transferee, a transferee under a domestic relations order, or following the Award Recipient’s death, the Award Recipient’s estate, personal representative, or beneficiary, as applicable) to satisfy all or part of his or her tax withholding obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Award Recipient, (c) having the Company withhold a number of Common Shares that would otherwise become vested having a Fair Market Value not in excess of the minimum amount of tax withholding obligations required by law to be withheld with respect to such vesting, or (d) any combination of the foregoing.

8.           No Employment or Other Rights.  This grant of Restricted Stock does not confer upon the Award Recipient any right to be continued in the employment of, or otherwise provide services to,  the Company or any Subsidiary or other affiliate thereof, or interfere with or limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate such Award Recipient’s employment or other service relationship at any time.  For purposes of this Agreement only, the term “employment” shall include circumstances under which Award Recipient provides consulting or other services to the Company or any of its Subsidiaries as an independent contractor, but such Award Recipient is not, nor shall be considered, an employee; provided, however, nothing in this Section 8 or this Agreement shall create an employment relationship between such person and the Company or its applicable Subsidiary, as the usages described in this Section are for convenience only.

9.           Adjustment of and Changes in Common Shares. In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, extraordinary dividend, or other event or change in corporate structure affecting the Common Shares, the Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to the Restricted Stock. The foregoing adjustments shall be determined by the Committee in its sole discretion.

10.           Rights as a Shareholder.  Except as otherwise provided in this Agreement, the Award Recipient shall have all rights of a stockholder with respect to the Restricted Stock granted under this Agreement, including voting rights.  Notwithstanding the foregoing, the Award Recipient shall have no rights to receive dividends with respect to any Restricted Stock granted under this Agreement until the Award Recipient shall become the holder of record thereof, and no adjustment shall be made for dividends or distributions or other rights in respect of any Restricted Stock for which the record date is prior to the date upon which the Award Recipient shall become the holder of record thereof.

11.           Discretionary Nature of Plan.  The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law.  This Restricted Stock grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Restricted Stock or other benefits in lieu of Restricted Stock in the future.  Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares of Restricted Stock granted, and the vesting provisions.

12.           Miscellaneous Provisions.

(a)           Applicable Law.  The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

(b)           Notice.  Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of recipient in a manner typical with respect to communications of that type), or given in writing.  Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to the Award Recipient at the address that he or she has most recently provided to the Company.  Any notice given electronically shall be deemed effective on the date of transmission.

(c)           Headings.                      The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(d)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e)           Amendments. The Board and the Committee shall have the power to alter or amend the terms of the grant of Restricted Stock as set forth herein from time to time, in any manner consistent with the provisions of Sections 16 and 19 of the Plan, and any alteration or amendment of the terms of this grant of Restricted Stock by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Award Recipient of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Award Recipient and the Board or the Committee by mutual written consent to alter or amend the terms of this grant of Restricted Stock in any manner which is consistent with the Plan.

(f)           Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators and successors of the Award Recipient and the Company.

(g)          Entire Agreement.  This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of Restricted Stock and supersede all prior arrangements or understandings with respect thereto.  In the event the Award Recipient has an Employment Agreement with the Company, any conflicts or ambiguities shall be resolved first by reference to the Plan, then the Employment Agreement and finally to this Agreement.  In the event such conflict or ambiguity cannot be resolved by reference to the Plan, reference shall be made to the Employment Agreement.  Finally, and only in the event such conflict or ambiguity cannot be resolved by reference to the Plan and Employment Agreement, reference shall be made to this Agreement.

13.          Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below.

“Cause” shall mean termination of the Award Recipient's employment because of the Award Recipient's (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company, (ii) conviction for, or guilty plea to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs, (iii) unauthorized disclosure of any trade secrets or other confidential information relating to the Company's business and affairs (except to the extent such disclosure is required under applicable law), or (iv) such other circumstances constituting a termination for cause under any Employment Agreement.

“Change in Control” shall mean:

(i)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of the Company's common stock (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of Change of Control; or

(ii)           a change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,  however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the date hereof, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but  provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)           consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”);  excluding, however, such a Corporate Transaction pursuant to which all of the following conditions are met: (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction;

(iv)           the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v)           any similar or other definition contained in any Employment Agreement (even if broader than as defined above).

“Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan.

“Employment Agreement” shall mean a written employment, change in control or change of control agreement between the Award Recipient and the Company and/or a Subsidiary.  Employment Agreement expressly does not include any offer letter, at-will employment arrangements or an employment or similar agreement entered into outside the United States solely for purposes of complying with local law requirements with respect to employment.  For purposes of this Agreement only and subject to Section 8, the term “Employment Agreement” shall include a written agreement under which the Award Recipient provides consulting or other services as an independent contractor to the Company.

“Permanent Disability” shall mean termination of the Award Recipient's employment as a result of a physical or mental incapacity which substantially prevents the Award Recipient from performing his or her duties as an employee and that has continued for at least 180 days and can reasonably be expected to continue indefinitely. Any dispute as to whether or not the Award Recipient is disabled within the meaning of the preceding sentence shall be resolved by a physician selected by the Committee.

“Voluntary Termination” shall occur when the Award Recipient voluntarily ceases employment with, or the provision of services to, the Company and its Subsidiaries for any reason or no reason (e.g., the Award Recipient elects to cease being an employee or provide consulting services or the Award Recipient resigns or quits).  For the avoidance of doubt, a Voluntary Termination shall not occur as a result of termination of employment as a result of death, Permanent Disability (as provided hereunder), or termination for “good reason” or similar words (as permitted hereunder and pursuant to an Employment Agreement) or as the result of the Optionee’s retirement in accordance with the Company’s retirement policies.

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EXECUTED on the date first written above.

COMPANY:	ORTHOFIX INTERNATIONAL N.V.

By:
Name: Alan W. Milinazzo
Title: Chief Executive Officer

AWARD RECIPIENT:
By:
Name: [ ]
Title: [ ]